UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 26, 2013

KID BRANDS, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-8681	22-1815337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Meadowlands Plaza, 8th Floor, East Rutherford, New Jersey	07073
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 405-2400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Mr. Hugh Rovit, who is one of six current members of the Board of Directors (the “Board”) of Kid Brands, Inc. (the “Company”), informed the Board on June 26, 2013 that, as a result of the anticipated demands of his succession to the position of CEO of Ellery Homestyles at the end of 2013, he will no longer seek re-election to the Board at the Company’s 2013 Annual Meeting of Shareholders (the “2013 Meeting”). Mr. Rovit’s decision not to stand for re-election is not the result of any disagreement with the Company, and he will continue to serve as a director until the 2013 Meeting, which is scheduled to occur on July 18, 2013. The members of the Board express their deepest appreciation to Mr. Rovit for his dedicated service to the Company.

On June 27, 2013, the Board, following the recommendation of the Company’s Nominating and Governance Committee, nominated Mr. Jan H. Loeb for election as a director at the 2013 Meeting in place of Mr. Rovit. Mr. Loeb has recently expressed an interest in joining the Board, and has consented to stand for election as a director at the 2013 Meeting and to serve, if elected.

Mr. Loeb, 54, has since 2007 been the Managing Member of Leap Tide Capital Management LLC, a private Maryland-based capital investment firm (“Leap Tide”), which beneficially owns (sharing such ownership with Mr. Loeb) approximately 9% of the Company’s common stock. From 2005 to 2007, Mr. Loeb was President of Leap Tide’s predecessor, Leap Tide Capital Management Inc., which was formerly known as AmTrust Capital Management Inc. Mr. Loeb has also been a consultant to Pernix Therapeutics Holdings, Inc. (formerly Golf Trust of America, Inc.), a NASDAQ-listed branded and generic pharmaceutical products company, since August 31, 2011; he had been a director of that company from November 2006 to August 31, 2011 and Chairman of its Audit Committee from October 2007 through August 2011. He served as a Portfolio Manager of Chesapeake Partners, a private Baltimore-based investment fund, from February 2004 to January 2005, as a Managing Director at Jefferies & Company, Inc., an international investment firm, from January 2002 to December 2004, and as a Managing Director at Dresdner Kleinwort Wasserstein, Inc. (formerly Wasserstein Perella & Co., Inc.), a New York-based investment banking firm, from 1994 to 2001. He has been a director of American Pacific Corp., a NASDAQ-listed specialty chemical and pharmaceutical ingredient company, since January 1997 (and is currently Chairman of its Audit Committee), and a director of TAT Technologies Ltd., a NASDAQ-listed company that provides various products and services to military and commercial aerospace and ground defense industries, since August 2009.

As a result of the matters described above, the Company intends to file with the SEC, and will make available at www.cfpproxy.com/5404, a Supplement (the “Supplement”) to the Proxy Statement, dated June 4, 2013 (the “Proxy Statement”), previously furnished to shareholders of the Company in connection with the 2013 Meeting, to be held at the Company’s corporate headquarters located at One Meadowlands Plaza, East Rutherford, New Jersey 07073, in the first floor conference center, at 10:30 a.m. E.D.T. on Thursday, July 18, 2013. The Supplement will update and amend the Proxy Statement: (i) to remove all references in the Proxy Statement to Mr. Rovit as a nominee for election as a director at the 2013 Meeting, and to include Mr. Loeb as a nominee for election as a director at the 2013 Meeting in his stead (including on an amended proxy card); (ii) to provide information relevant to the proposed election of Mr. Loeb as a director of the Company; (iii) to set forth the treatment of votes already cast with respect to the 2013 Meeting with respect to Proposal 1 of the Proxy Statement (Election of Directors); and (iv) to provide instructions on how previous votes can be re-cast, if desired, as a result of the removal of Mr. Rovit and his replacement with Mr. Loeb as a nominee for election as a director at the 2013 Meeting, all of which is detailed in the press release attached hereto as Exhibit 99.1 (and incorporated by reference herein). Any shareholder who has received a hard copy of the proxy materials will receive a hard copy of the Supplement (including the amended proxy card).

Section 8 — Other Events

Item 8.01 Other Events

On June 28, 2013, the Company issued a press release announcing, among other things, Mr. Rovit’s decision not to continue to stand for re-election at the 2013 Meeting, the Board’s determination to nominate Mr. Loeb in his stead, and the impact of such events on the Company’s proxy materials and related voting process.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed with this report:

Exhibit 99.1 Press Release, dated June 28, 2013, announcing, among other things, Mr. Rovit’s decision not to continue to stand for re-election at the 2013 Meeting, the Board’s determination to nominate Mr. Loeb in his stead, and the impact of such events on the Company’s proxy materials and related voting process.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2013	KID BRANDS, INC.

	By:	/s/ Marc S. Goldfarb
Marc S. Goldfarb
Senior Vice President and
General Counsel

Exhibit Index

Exhibit No.	Document

99.1	Press Release, dated June 28, 2013, announcing, among other things, Mr. Rovit’s decision not to continue to stand for re-election at the 2013 Meeting, the Board’s determination to nominate Mr. Loeb in his stead, and the impact of such events on the Company’s proxy materials and related voting process.